                                                                    EXHIBIT 11.1

                                 INTEVAC, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                            THREE MONTHS ENDED     SIX MONTHS ENDED
                                                            -------------------   -------------------
                                                            JUNE 28,   JUNE 29,   JUNE 28,   JUNE 29,
                                                              1997       1996       1997       1996
                                                            --------   --------   --------   --------
PRIMARY EARNINGS PER SHARE:
Shares used in Calculation of Net Income Per Share:
  Average common shares outstanding.......................    12,534     12,256     12,519     12,252
  Net effect of dilutive stock options....................       540         --        575         --
                                                             -------    -------    -------    -------
          Total equivalent common shares..................    13,074     12,256     13,094     12,252
                                                             =======    =======    =======    =======
Net income (loss).........................................  $  3,577   $ (3,225)  $  6,993   $ (1,328)
                                                             =======    =======    =======    =======
Net income (loss) per share...............................  $   0.27   $  (0.26)  $   0.53   $  (0.11)
                                                             =======    =======    =======    =======
FULLY DILUTED EARNINGS PER SHARE:
Shares used in Calculation of Net Income Per Share:
  Average common shares outstanding.......................    12,534     12,256     12,519     12,252
  Net effect of dilutive stock options....................       540         --        575         --
  Conversion of convertible debt..........................     2,788         --      1,901         --
                                                             -------    -------    -------    -------
          Total equivalent common shares..................    15,862     12,256     14,995     12,252
                                                             =======    =======    =======    =======
Net income (loss).........................................  $  3,577   $ (3,225)  $  6,993   $ (1,328)
Add interest expense, net of tax effect on convertible           563         --        761         --
  debt....................................................
                                                             -------    -------    -------    -------
Adjusted net income (loss)................................  $  4,140   $ (3,225)  $  7,754   $ (1,328)
                                                             =======    =======    =======    =======
Net income (loss) per share...............................  $   0.26   $  (0.26)  $   0.52   $  (0.11)
                                                             =======    =======    =======    =======

                                        2